Exhibit 99.1

TO:	Executive Officers and Directors of Trustmark Corporation

FROM:	T. Harris Collier, III, Senior Vice President, General Counsel and Secretary

DATE:	August 19, 2015

RE:	UPDATED NOTICE REGARDING 401(K) PLAN BLACKOUT PERIOD AND RESTRICTIONS ON ABILITY TO TRADE SHARES OF THE COMPANY’S SECURITIES

The purpose of this updated notice is to inform you that the “blackout period” described in the notice that was delivered to you on August 7, 2015 (the “Prior Notice”) has been cancelled.

The Prior Notice indicated that you would be subject to significant restrictions on trading in equity securities of Trustmark Corporation (the “Company”) during an upcoming blackout period affecting the Company’s 401(k) Plan.  That blackout period (the “401(k) Plan Blackout Period”), which was going to be necessary for a planned conversion to a new recordkeeper for the 401(k) Plan, was scheduled to begin at 3:00 p.m. (Central Time) on August 24, 2015 and end at 11:59 p.m. (Central Time) on September 10, 2015.  The 401(k) Plan Blackout Period has been cancelled because the Company has decided not to transition to a new recordkeeper for the 401(k) Plan at this time.

As a result, the special blackout period to be imposed on executive officers and directors of the Company by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) in connection with the 401(k) Plan Blackout Period is no longer required and has been cancelled.

Please remember that notwithstanding the cancellation of the 401(k) Plan Blackout Period and the lifting of the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR, you remain subject to the other restrictions on trading activity under the Company’s Insider Trading Policy.  If you engage in a transaction that violates these restrictions, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. In order to avoid any inadvertent violations of those restrictions, you should continue to direct questions about your transactions in the Company’s securities to:

T. Harris Collier, III, Senior Vice President, General Counsel and Secretary
Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201
(601) 208-5088
hcollier@trustmark.com